Exhibit 99.1

Aimfinity Investment Corp. I Announces Third Extension of the Deadline for an Initial Business Combination to October 28, 2023

Wilmington, Delaware – September 28, 2023 – Aimfinity Investment Corp. I (the “Company” or “AIMA”) (Nasdaq: AIMAU), a special purpose acquisition company incorporated as a Cayman Islands exempted company, today announced that, in order to extend the date by which the Company mush complete its initial business combination from September 28, 2023 to October 28, 2023, I-Fa Chang, sole member and manager of the sponsor of the Company, has deposited into its trust account (the “Trust Account”) an aggregate of $85,000 (the “Monthly Extension Payment”).

Pursuant to the Company’s second amended & restated memorandum and articles of association (“Current Charter”), effectively July 27, 2023, the Company may extend on a monthly basis from July 28, 2023 until April 28, 2024 or such an earlier date as may be determined by its board to complete a business combination by depositing the Monthly Extension Payment for each month into the Trust Account. This is the third of nine monthly extensions of the Company.

About Aimfinity Investment Corp. I

Aimfinity Investment Corp. I is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company has not selected any business combination target and has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with it. While the Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company, it will not complete its initial business combination with a target that is headquartered in China (including Hong Kong and Macau) or conducts a majority of its business in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed on April 17, 2023. Such forward-looking statements include the successful consummation of the Company’s initial public offering or exercise of the underwriters’ over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Aimfinity Investment Corp. I

I-Fa Chang

Chief Executive Officer

221 W 9th St, PMB 235

Wilmington, Delaware 19801